Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3/A Amendment No. 1) and related Prospectus of Altra Holdings, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts, units, and guarantees of debt securities and to the incorporation by reference therein of our reports (a) dated March 6, 2009, with respect to the effectiveness of internal control over financial reporting of Altra Holdings, Inc., included in its Annual Report (Form 10-K), and (b) dated March 6, 2009 (except Note 19, as to which the date is November 4, 2009), with respect to the consolidated financial statements and schedules of Altra Holdings, Inc., included in the Company’s November 4, 2009 Current Report (Form 8-K), both for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
December 7, 2009